Exhibit 10.4.1

AMENDMENT AND TERMINATION OF AGREEMENT

Reference is made to the agreement entered into as of November 16, 1994, by and between THE FAUQUIER BANK, a Virginia banking corporation (the Bank), and C. HUNTON TIFFANY (the Executive) and amended June 13, 1997 (as amended, the Agreement).

WHEREAS, the Bank and the Executive entered into the Agreement, which provided for compensation and other benefits to the Executive in certain events;

WHEREAS, the Executive retired from full-time employment with the Bank effective May 31, 2004, but is continuing to provide services to the Bank as a “working” Chairman of the Board of Directors of the Bank and its parent, Fauquier Bankshares, Inc.; and

WHEREAS, the parties are agreed that it was not the intention of the parties for the Agreement to continue to be effective after the Executive’s retirement from full-time employment with the Bank and the parties now desire to amend and terminate the Agreement in accordance with this intention;

NOW, THEREFORE, IN CONSIDERATION of the premises and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree that effective as of this 21st day of April, 2005, the Agreement is terminated and of no further force or effect, and neither party will have any further obligations thereunder.

IN WITNESS WHEREOF, this Amendment and Termination of Agreement has been duly executed.

THE FAUQUIER BANK:

/s/ Randy K. Ferrell

By: Randy K. Ferrell

EXECUTIVE:

/s/ C. Hunton Tiffany

C.	Hunton Tiffany